EXHIBIT 15.01
June 30, 2006
To the Board of Directors and Stockholders of
The Hartford Financial Services Group, Inc.
Hartford, Connecticut
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The Hartford Financial Services Group, Inc. and subsidiaries (the “Company”) for the three-month periods ended March 31, 2006 and 2005, and have issued our report dated April 25, 2006. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, is being incorporated by reference in a Registration Statement on Form S-4.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Hartford, Connecticut